U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. SEE Instruction 1(br).

(Print or Type Responses)
________________________________________________________________________________
1.  Name and Address of Reporting Person*

    KELLEY           RHONDA               R
    (Last)           (First)            (Middle)
- ------------------------------------------------------------------------------
    W5294 JOLLY AVENUE
                     (Street)
- ------------------------------------------------------------------------------
    MEDFORD             WI              54451
    (City)           (State)            (Zip)
________________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol

    MID-WISCONSIN FINANCIAL SERVICES, INC.
________________________________________________________________________________
3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
________________________________________________________________________________
4.  Statement for Month/Year

    DECEMBER 2002
________________________________________________________________________________
5.  If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director                             [ ] 10% Owner
    [X] Officer (give title below)           [ ] Other (specify below)
        CONTROLLER
________________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person
________________________________________________________________________________

(PAGE>
================================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                                       5.
                                                                4.                     Amount of        6.              7.
                               2A.                3.            Securities Acquired    Securities       Ownership       Nature of
1.           2.                Deemed             Transaction   (A) or Disposed        Beneficially     Form:           Indirect
Title of     Transaction       Execution          Code          of (D)                 Owned Following  Direct (D)      Beneficial
Security     Date              Date, if any       (Instr. 8)    (Instr. 3, 4, and 5)   Reported         or Indirect     Ownership
(Instr. 3)   (Month/Day/Year)  (Month/Day/Year)   -----------------------------------  Transactions     (I)(Instr. 4)   (Instr. 4)
                                                   Code   V     Amount (A)or(D) Price  (Instr. 3 & 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                            10               I               BY SPOUSE
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                            31               D
                                                                                        See back for
                                                                                        explanation
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                      (OVER)

===============================================================================
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
                  2.                                                                                      Secur-    of
                  Conver-                          5.                            7.                       ities     Deriv-  11.
                  sion                             Number of                     Title and Amount         Bene-     ative   Nature
                  or               3A.             Derivative   6.               of Underlying    8.      ficially  Secur-  of
                  Exer-            Deemed  4.      Securities   Date             Securities       Price   Owned     ity;    In-
                  cise     3.      Exec-   Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4) of      Follow-   Direct  direct
                  Price    Trans-  cution  action  or Disposed  Expiration       ---------------- Deriv-  ing       (D) or  Bene-
1.                of       action  Date    Code    of (D)       (Month/Day/Year)           Amount ative   Reported  In-     ficial
Title of          Deriv-   Date    if any  (Instr. (Instr. 3,   ----------------           or     Secur-  Trans-    direct  Owner-
Derivative        ative    (Month/ (Month/ 8)      4 and 5)     Date     Expira-           Number ity     action(s) (I)     ship
Security          Secur-   Day/    Day/    ------  ------------ Exer-    tion              of     (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   Code V   (A)    (D)  cisable  Date    Title     Shares 5)      4)        4)      4)
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Explanation of Responses:
Includes 11 shares acquired under employee stock purchase plan under Rule 16b-3(c).


                           /s/ Rhonda Ranae Kelley                   12-31-02
                           **Signature of Reporting Person           Date





**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently
valid OMB Number                                                       Page 2